Exhibit 99

Dillard’s, Inc. Reports December Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--January 8, 2009--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the five weeks ended January 3, 2009 were $1,095,367,000 compared to sales for the five weeks ended January 5, 2008 of $1,167,314,000. Total sales decreased 6%. Sales in comparable stores decreased 5% for the five-week period.

Sales for the 48 weeks ended January 3, 2009 were $6,363,331,000 compared to sales for the 48 weeks ended January 5, 2008 of $6,769,660,000. Sales decreased 6% in both total and comparable stores for the 48-week period.

During the five weeks ended January 3, 2009, sales were above the average company trend in the Central region and below trend in the Eastern and Western regions.

During the five weeks ended January 3, 2009, sales were significantly above the average company trend in shoes and significantly below trend in the juniors’ and children’s apparel and home and furniture categories.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations